                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 14a-11(c) or Sec. 14a-12

                              3DX Technologies Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

   (5)  Total fee paid:

--------------------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

   (3)  Filing Party:

--------------------------------------------------------------------------------

   (4)  Date Filed:

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


3DX TECHNOLOGIES INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD JUNE 5, 1998



TO THE STOCKHOLDERS OF 3DX TECHNOLOGIES INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of 3DX Technologies Inc., a Delaware Corporation (the "Company"), will be held on Friday, June 5, 1998, at 11:00 a.m., local time, at the Company's business address at 12012 Wickchester, Suite 250, Houston, Texas 77079-1218, for the following purposes:

         1. To elect directors to hold office until their respective successors have been elected and qualified, or until their earlier resignation or removal;

         2. To ratify the selection of Arthur Andersen LLP as independent accountants to audit the books and records of the Company for its fiscal year ending December 31, 1998; and

         3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         A record of stockholders has been taken as of the close of business on April 15, 1998, and only those stockholders of record on that date are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.


                                      By Order of the Board of Directors



                                      Randall D. Keys
                                      Vice President of Finance, Chief Financial
                                      Officer and Secretary

Houston, Texas
April 29, 1998




     IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                              3DX TECHNOLOGIES INC.
                          12012 Wickchester, Suite 250
                            Houston, Texas 77079-1218
                               ------------------

                                 PROXY STATEMENT
                               ------------------

GENERAL. This proxy statement is furnished to the stockholders of 3DX Technologies Inc., a Delaware corporation (the "Company"), for solicitation of proxies on behalf of the Board of Directors of the Company for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, June 5, 1998, at 11:00 a.m., local time, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying notice. The Annual Meeting will be held at the Company's business address at 12012 Wickchester, Suite 250, Houston, Texas 77079. The Proxy Statement and accompanying proxy card are being mailed on or about April 30, 1998 together with the Company's 1997 Annual Report to Stockholders, to all stockholders of the Company entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use. A proxy may be revoked (i) by delivering to the Secretary of the Company a written notice of revocation, (ii) by a duly executed proxy bearing a later date or time than the proxy being revoked, or (iii) by attending the Annual Meeting and voting in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy.

VOTING AND SOLICITATION. Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock") as of the close of business on April 15, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on such date, the Company had 7,346,959 shares of Common Stock issued and outstanding. Each share of the Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. Shares of Common Stock represented by a properly executed proxy, if such proxy is timely received and not revoked will be voted in accordance with the directions indicated in such proxy. If no instructions are indicated, the shares represented by such proxy will be voted "FOR" the election, as directors of the Company, of the nominees named in the proxy, "FOR" the ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company for fiscal year ending December 31, 1998 and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote a the meeting will be available for examination by stockholders during ordinary business hours during the 10 days prior to the Annual Meeting at the Company's business address at 12012 Wickchester, Suite 250, Houston, Texas 77079.

         The cost of soliciting proxies, which is anticipated to be less
$8,000, will be borne by the Company. The Company may retain the services of a proxy solicitation firm to aid in the solicitation of proxies from brokers, banks, nominees and other institutional owners, on terms customary for such services. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. In addition to the solicitation of proxies by mail, proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone.

QUORUM; ABSTENTIONS; BROKER NON-VOTES. Abstentions and broker non-votes will be counted in determining if a quorum is present. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the matter for which the abstention is noted. Abstentions on a proposal will have the same legal effect as a vote against such matter. In contrast, broker non-votes are not considered to be present at the meeting for the particular proposal for which the broker withheld authority to vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of April 15, 1998, there were 7,346,959 shares of Common Stock outstanding and entitled to vote. The following table sets forth certain information regarding the beneficial ownership of Common Stock, as of April 15, 1998, by (i) each person known to the Company to own beneficially 5% or more of the Company's outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, as defined in "Executive Compensation" below, and (iv) all executive officers and directors of the Company as a group. The information with respect to beneficial ownership is based on the most recent filings with the Securities and Exchange Commission which have been furnished to the Company by the respective stockholders of the Company.


                                                                    BENEFICIAL OWNERSHIP
                                                                    --------------------
NAME AND ADDRESS (1)                                           NUMBER OF SHARES (2)  PERCENT
--------------------                                           ----------------      -------
C. Eugene Ennis.............................................            289,411          3.9%
Peter M. Duncan.............................................            375,592          5.1%
Douglas C. Nester...........................................            377,592          5.1%
Joseph Schuchardt III.......................................            210,580          2.8%
Robert J. Bacon, Jr.........................................            113,225          1.5%
Jon W. Bayless..............................................            752,903 (3)     10.2%
C.D. Gray...................................................                  -            *
Charles E. Edwards..........................................             30,080 (4)        *
Douglas C. Williamson.......................................            725,781 (5)      9.9%

All directors and executive officers as a group
(10 persons)................................................          2,875,164         37.4%

Citi Growth Fund L.P........................................            727,477          9.9%
   c/o CitiGrowth Funds, Sycamore Partners
   989 Lenox Drive
   Lawrenceville, New Jersey 08648

NationsBanc Capital Corporation.............................            721,903          9.8%
   901 Main Street
   Dallas, Texas 75202

Robertson, Stephens & Company, Inc..........................            665,900 (6)      9.1%
   555 California Street, Suite 2600
   San Francisco, California 94104

State Street Research & Management Company..................            643,713          8.8%
  One Financial Center
  Boston, Massachusetts 02111

TCW Group, Inc..............................................            440,800          6.0%
  865 South Figueroa Street
  Los Angeles, California 90017

R. Chaney & Co., Inc........................................            383,694 (7)      5.2%
   909 Fannin, Suite 1275
   Houston, Texas 77010

Centennial Energy Partners, L.P.............................            365,159          5.0%
   900 Third Avenue
   New York, NY 10022

--------
* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, the address of each stockholder identified in the table is at the principal executive offices of the Company at 12012 Wickchester, Houston, Texas 77079.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission"). In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 15, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Shares of Common Stock issuable upon exercise of stock options granted pursuant to the Company's 1994 Stock Option Plan (the "Stock Option Plan"), which are currently exercisable or exercisable within 60 days of April 15, 1998, include 20,144 shares for Mr. Ennis, 20,144 shares for Dr. Duncan, 20,144 shares for Mr. Nester, 168,881 shares for Mr. Schuchardt, 99,007 shares for Mr. Bacon, 3,878 shares for Mr. Bayless, 3,878 shares for Mr. Edwards, 3,878 shares for Mr. Williamson, and 339,954 shares for all directors and executive officers as a group. Except as indicated in the footnotes hereto, each stockholder named in the table has sole voting and investment power with respect to the shares set forth beside such stockholder's name.

(3) Includes 727,477 shares beneficially owned by Citi Growth Fund L.P. Mr. Bayless is the sole stockholder and director of Jon W. Bayless Inc., the general partner of Atlantic Partners L.P., the general partner of Citi Growth Fund L.P.

(4)  Includes 9,200 shares of Common Stock owned by Mr. Edwards' spouse.

(5) Includes 721,903 shares of Common Stock held by NationsBanc Capital Corporation. Mr. Williamson is a Managing Director in the Venture Capital Group of NationsBanc Capital Corporation.

(6) Includes 301,000 shares of Common Stock held by the Robertson Stephens Orphan Fund, 301,000 shares held by the Robertson Stephens Global Natural Resources Fund and 63,900 shares held by the Robertson Stephens Orphan Offshore Fund, each of which are managed by affiliates of Robertson Stephens & Company, Inc.

(7) Includes 338,240 shares held by R. Chaney and Partners-1993 L.P. and 45,454 shares held by R. Chaney & Partners II L.P. R. Chaney & Co., Inc. is the sole general partner for each of these entities.

PROPOSAL 1 - ELECTION OF DIRECTORS

     Five directors are to be elected by a plurality of the votes cast by the stockholders at the Annual Meeting, to serve until the 1999 Annual Meeting of Stockholders and until their successors shall be elected and qualified. All such nominees are members of the present Board of Directors. The following persons have been nominated for election as a director and it is the intention of the persons named in the proxy to vote for the following nominees:



NAME                                   AGE            PRINCIPAL OCCUPATION               DIRECTOR SINCE
----                                   ---            --------------------               --------------

Jon W. Bayless (1) ...............      58    Chairman of the Board of the Company and          1993
                                              general partner of Sevin Rosen Funds

C. Eugene Ennis...................      54    President and Chief Executive Officer of the      1992
                                              Company

C.D. Gray (1).....................      63    Petroleum exploration consultant and geologist    1997

Charles E. Edwards (2)............      72    Petroleum technology consultant and               1995
                                              geophysicist

Douglas C. Williamson (2).........      47    Managing Director, (Dallas) Venture Capital       1995
                                              Group, NationsBanc Capital Corporation

-----------

(1)  Member of the Human Resources Committee.
(2)  Member of the Audit Committee.

     Jon W. Bayless. Mr. Bayless has been Chairman of the Board of the Company since October 1996 and a director since November 1993. Since 1983, Mr. Bayless has been a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Bayless is also the sole stockholder and director of Jon W. Bayless, Inc., the general partner of Atlantic Partners L.P., which is the general partner of Citi Growth Fund L.P., a venture capital investment firm, and serves as a director of a number of privately held companies. In addition to the Company, Mr. Bayless currently serves as Chairman of the Board of Directors of both Ciena Corporation and Shared Resource Exchange, Inc. Shared Resource Exchange, Inc. filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in August 1996. A plan of reorganization under Chapter 11 has been approved.

     C. Eugene Ennis. Mr. Ennis, who co-founded the Company with Peter M. Duncan and Douglas C. Nester, has served as the Company's President and Chief Executive Officer and as a director since the Company's inception in December 1992. From September 1984 to December 1992, Mr. Ennis was President, Chief Executive Officer and a director and from October 1990 to December 1992 was also Chairman of the Board of Directors of Landmark Graphics Corporation ("Landmark"), a provider of interdisciplinary interpretation tools for the petroleum industry. Mr. Ennis holds a Bachelor of Science in electrical engineering from the University of Houston and began his career in 1969 as a design engineer in the Geophysical Products Division of Texas Instruments where he was employed until 1984.

     C.D. Gray. Mr. Gray has served as a director of the Company since October 1997. From 1981 until his retirement in 1997, Mr. Gray served as Executive Vice President for CXY Energy, Inc. in Dallas, Texas. He is currently an Exploration Consultant to CXY and other clients. Mr. Gray holds a degree in Geology from the University of Texas at Austin and spent the first 23 years of his career with Mobil Oil Corporation and its predecessor, Magnolia Petroleum Company, prior to joining CXY.

     Charles E. Edwards. Mr. Edwards has served as a director of the Company since August 1995. Since August 1985 to present, Mr. Edwards has acted as a consultant in petroleum technologies. Prior to August 1985, Mr. Edwards was employed by Chevron Corp. for a period in excess of 37 years and most recently served as Chief Geophysicist with responsibility for global exploration activities. Mr Edwards was a founder in 1987 of ExploiTech, a company specializing in integrated multi-disciplinary reservoir description studies for exploration and exploitation that merged with Landmark in 1989. Mr. Edwards has also served as a director for Digicon Inc. and Landmark.

     Douglas C. Williamson. Mr. Williamson has served as a director to the Company since July 1995. Mr. Williamson has served for the past five years as a Managing Director in the Venture Capital Group in the Dallas, Texas office of NationsBanc Capital Corporation.

     Each of the persons nominated as a director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. The Board of Directors knows of no reason why any of the foregoing nominees will be unavailable or unwilling to serve, but, in the event of any such unavailability or unwillingness, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend.

RECOMMENDATION OF THE BOARD

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF EACH OF THE NOMINEES LISTED ABOVE.

             GENERAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

BOARD ORGANIZATION AND MEETINGS

     During 1997, the Board of Directors held 11 meetings. All directors attended at least 75% of the total number of meetings of the Board of Directors and the committees of which he was a member, except Mr. Williamson, who attended 8 meetings, or 73%. The Board of Directors currently has three committees, a Human Resources Committee, an Audit Committee and a Corporate Governance Committee. The Human Resources Committee, which replaced the Compensation Committee, consists of Mr. Bayless and Mr. Gray, each of whom are independent directors. The Human Resources Committee reviews general policy matters relating to compensation and benefits of officers and employees of the Company and administers the Stock Option Plan. The Human Resources Committee held seven meetings in 1997. The Audit Committee, established in October 1996, is responsible for recommending to the Board of Directors the annual engagement of a firm of independent accountants and for reviewing with the independent accountants the scope and results of audits, the internal accounting controls of the Company and audit practices and professional services rendered to the Company by the independent accountants. The Audit Committee consists of Mr. Edwards and Mr. Williamson and held two meetings in 1997. The Corporate Governance Committee was established in June 1997 for the purpose of establishing corporate governance policies for the Company and identifying and recruiting future board members. The Corporate Governance Committee consists of all independent directors of the Company. Although it held no official meetings during 1997, the Corporate Governance Committee was active in recruiting C.D. Gray to join the Board of Directors.

COMPENSATION OF DIRECTORS

     Directors who are not employees receive a fee in the amount of $750 for every meeting of the Board of Directors which such director attends in person or by telephone and a fee of $500 for each meeting of a committee of the Board of Directors held separately which such director attends in person or by telephone. Directors who are employees of the Company do not receive any additional compensation for their services as directors. All directors are reimbursed for out-of-pocket expenses incurred in connection with their service as directors. Under the Stock Option Plan, the Company may, from time to time, and in the discretion of the Board of Directors, grant stock options to directors. Mr. Gray was granted an option to purchase 5,170 shares of common stock at an exercise price of $9.00 per share upon joining the Board of Directors in October 1997. Fifty percent of the shares subject to such options will vest on the first anniversary of the date of grant and 25% of the shares subject to such options will vest on each of the second and third anniversaries of the date of grant.

     In addition, Mr. Edwards and Mr. Gray provide consulting services to the Company relating to oil and gas exploration. Fees paid to Mr. Edwards and Mr. Gray during 1997 for these services were $7,000 and $4,000, respectively. Consulting services are also being provided by Mr. Bayless who is assisting the Company in obtaining additional financing. No fees were paid to Mr. Bayless for consulting services rendered to the Company during 1997. In January 1998, as partial compensation for consulting services, the Company granted to each of Mr. Edwards, Mr. Gray and Mr. Bayless an option to purchase 20,000 shares of common stock at an exercise price of $2.875 per share. Fifty percent of the shares subject to such options will vest on the first anniversary of the date of grant and 25% of the shares subject to such options will vest on each of the second and third anniversaries of the date of grant.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, Mr. Bayless and Mr. Gray served on the Human Resources Committee of the Board of Directors of the Company. No member of the Human Resources Committee has ever served as an officer of the Company.

                  EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The following table provides information regarding the executive officers and significant employees of the Company. The executive officers serve at the discretion of the Board of Directors.


   NAME                           AGE    POSITION
   ----                           ---    --------
   C. Eugene Ennis...........     54     President, Chief Executive Officer and Director
   Peter M. Duncan...........     45     Vice President, Chief Geophysicist and Treasurer
   Douglas C. Nester.........     40     Vice President, Chief Geologist
   Joseph Schuchardt III.....     46     Vice President of Business Development
   Robert J. Bacon, Jr.......     43     Vice President of Joint Ventures
   Ronald P. Nowak...........     45     Vice President of Exploration
   Randall D. Keys...........     38     Vice President of Finance, Chief Financial Officer and Secretary
   Herbert R. Rohloff III....     41     Senior Reservoir Engineer
   R. Eugene Colgan..........     37     Project Leader
   Eric B. Gardner...........     34     Project Leader
   Jeffrey K. Owens..........     38     Project Leader
   Frank C. Sheppard III.....     38     Project Leader

-----------

     C. Eugene Ennis. Mr. Ennis, who co-founded the Company with Peter M. Duncan and Douglas C. Nester, has served as the Company's President and Chief Executive Officer and as a director since the Company's inception in December 1992. From September 1984 to December 1992, Mr. Ennis was President, Chief Executive Officer and a director and from October 1990 to December 1992 was Chairman of the Board of Directors of Landmark , a provider of interdisciplinary interpretation tools for the petroleum industry. Mr. Ennis holds a Bachelor of Science in electrical engineering from the University of Houston and began his career in 1969 as a design engineer in the Geophysical Products Division of Texas Instruments where he was employed until 1984.

     Peter M. Duncan. Dr. Duncan, a co-founder of the Company, has served as Vice President of Technology and Treasurer for the Company since its inception and as chief Geophysicist since February 1998. Prior to joining the Company, Dr. Duncan was employed by Landmark Concurrent Solutions Inc., an affiliate of Landmark , that merged with ExploiTech, as Vice President from July 1991 until December 1992. Dr. Duncan was a founder in 1987 of ExploiTech, a company specializing in integrated multi-disciplinary reservoir description studies for exploration and exploitation that merged with Landmark in 1989. From 1986 to 1987, Dr. Duncan served as Vice President of Marine Operations and Chief Geophysicist of North America for Digicon Inc., a major geophysical contractor. From 1984 to 1986, Dr. Duncan was employed as Chief Geophysicist of Pulsonic Geophysical of Calgary Inc., a former subsidiary of Digicon Inc. From 1978 to 1984, Dr. Duncan held various positions with Shell Canada Resources Inc. ("Shell"), including Party Chief for Shell's offshore seismic programs. Dr. Duncan holds a Ph.D in geophysics from the University of Toronto.

     Douglas C. Nester. Mr. Nester, a co-founder of the Company, has served as a Vice President of the Company since the Company's inception and until June 1997 was the Company's Secretary. He was named Chief Geologist in February 1998. Prior to joining the Company, Mr. Nester was employed by Landmark Concurrent Solutions Inc., an affiliate of Landmark that merged with ExploiTech, as Director of Technology from June 1988 to December 1992. From 1981 to 1988, Mr. Nester was employed in various geophysical positions by Pennzoil Corp., and held the position of Geophysical Specialist at the time of his departure. Mr. Nester began his career as an engineering geologist for Bechtel Corporation. Mr. Nester holds a Bachelor of Science in Geology from Indiana University of Pennsylvania and an M.B.A. in Finance from the University of St. Thomas.

     Joseph Schuchardt III. Mr. Schuchardt has served as the Company's Vice President of Business Development since November 1993. Prior to his employment with the Company, Mr. Schuchardt served as Vice President of Land for Great Western Resources Inc. from April 1992 to November 1993. Mr. Schuchardt also served as Vice President of Land for Paramount Petroleum Company from 1991 to 1992. Mr. Schuchardt was employed as Land Manager of Horizon Exploration Company from 1980 to 1991 and prior to that time held positions with Texas Oil & Gas Corporation, Coastal States Oil and Gas Corporation and Texaco Inc. Mr. Schuchardt holds a B.B.A. in Management from the University of Texas.

     Robert J. Bacon, Jr. Mr. Bacon has served as the Company's Vice President of Joint Ventures since September 1995. Prior to joining the Company, Mr. Bacon was Manager of Business Development for Scientific Software-Intercomp, Inc., a software company, from May 1994 to June 1995 and served as Vice President of Sales and Marketing for JetFax Inc., a manufacturer of facsimile machines and facsimile peripherals, from September 1990 to May 1994. From 1988 to 1990, Mr. Bacon was employed by ExploiTech as the Director of Marketing for consulting services. From 1985 to 1987, Mr. Bacon held positions in key account management at Landmark . Mr. Bacon holds a Bachelor of Science in Advertising from the University of Texas.

     Ronald P. Nowak. Mr. Nowak has served as the Company's Vice President of Exploration since February 1998. Prior to joining the Company, Mr. Nowak was the U.S. Exploration Manager for Maxus Energy Corporation in Dallas, Texas from August 1993 to January 1998. From 1987 to 1993, Mr. Nowak was employed by Arco Oil & Gas and from 1982 to 1987 Mr. Nowak acted as an independent geologist working in the onshore U.S. Gulf Coast region. Mr. Nowak holds a degree in Geology from Central Michigan University and a Masters of Science degree in Geology from Michigan State University.

     Randall D. Keys. Mr. Keys has served as the Company's Vice President of Finance and Chief Financial Officer since April 1997. Effective June 1997, he was appointed Secretary of the Company. Prior to joining the Company, Mr. Keys was Treasurer for the U.S. operations of Norcen Energy Resources Limited from February 1994 to February 1997. From November 1987 through January 1994, Mr. Keys served in various financial management roles with Santa Fe Energy Resources, Inc. and one of its predecessor companies, Adobe Resources Corporation. Mr. Keys is a Certified Public Accountant and graduated with a B.B.A. in Accounting from the University of Texas. He began his career with the public accounting firm of KPMG Peat Marwick LLP.

     Herbert R. Rohloff III. Mr. Rohloff has served as the Company's Senior Reservoir Engineer since joining the Company in January 1995. Prior to joining the Company, Mr. Rohloff was employed by Amoco Production Company from 1979 to 1993 in various engineering, economic and supervisory positions beginning in 1979 and served most recently as Project Manager-Production New Ventures. Mr. Rohloff holds a Bachelor of Science in Chemical Engineering from Texas A&M University. He is a registered professional engineer in the State of Texas.

     R. Eugene Colgan. Mr. Colgan joined the Company as a Senior Explorationist and Project Leader in March 1997. Mr. Colgan spent the previous seven years as an exploration and development geologist with Vastar Resources (formerly Arco Oil and Gas) working principally in the Gulf of Mexico. Mr. Colgan holds a Bachelor of Science in Geology from Midwestern State University and a Master of Science in Geology from Southern Methodist University.

     Eric B. Gardner. Mr. Gardner has served as a Senior Explorationist and Project Leader since joining the Company in September 1994. Mr. Gardner has over 12 years of industry experience and has worked in many geoscience areas, including production, exploration, seismic technology and research. Mr. Gardner began his career with Amoco Production Company in 1985 as a technical geophysicist and served most recently as a staff geophysicist. Mr. Gardner holds a Bachelor of Science in Engineering Physics from Colorado School of Mines.

     Jeffrey K. Owens. Mr. Owens has served as a Senior Explorationist and Project Leader since joining the Company in August 1994. Prior to joining the Company, Mr. Owens was employed by Amoco Production Company where he began his career in 1983 as a production and reservoir engineer and served most recently as a staff geophysicist. Mr. Owens holds a Bachelor of Science in Petroleum Engineering from Mississippi State University.

     Frank C. Sheppard III. Mr. Sheppard joined the Company as a Senior Explorationist and Project Leader in October 1997. Prior to joining the Company, Mr. Sheppard was employed by Amoco Production Company where he served since 1985 in a variety of exploration and geophysical roles throughout the Gulf of Mexico Basin. Most recently, Mr. Sheppard managed numerous 3-D seismic exploration and production programs for Amoco, and previously served as a 3-D imaging expert in Amoco's subsalt exploration program. Mr. Sheppard holds a Bachelor of Science in Earth Sciences from the University of New Orleans.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation awarded, earned or paid for services rendered in all capacities by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers") during the past three fiscal years. The table also identifies the principal capacity in which each of the Named Executive Officers served the Company at the end of 1997.


                                                                      LONG-TERM COMPENSATION
                                          ANNUAL COMPENSATION                AWARDS
                                   ------------------------------    -------------------------
                                                                     RESTRICTED   SECURITIES
                                                                       STOCK      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY ($)   BONUS ($)     AWARDS ($)   OPTIONS (#)   COMPENSATION ($)
---------------------------        ----    ----------   ---------    -----------   -----------   ----------------
  C. Eugene Ennis                  1997      171,875      -             -             100,000         -
      President and Chief          1996      150,000      -             -             -               -
      Executive Officer            1995      150,000      -             -             -               -

  Peter M. Duncan                  1997      126,670      -             -             100,000         -
      Vice President, Chief        1996      103,920      -             -             -               -
      Geophysicist; Treasurer      1995      103,920      12,000        -             -               -

  Douglas C. Nester                1997      116,875      -             -             100,000         -
     Vice President and            1996       95,000      -             -             -               -
     Chief Geologist               1995       95,000      -             -             -               -

  Joseph Schuchardt III            1997      108,125     27,000         -              10,000         -
      Vice President of            1996       95,000     11,875         -             -               -
      Business Development         1995       95,000     -              -             -               -

  Robert J. Bacon, Jr.             1997       95,000     23,750         -              10,000         -
      Vice President of            1996       95,000     11,875         -             -               -
      Joint Ventures               1995       95,000      -             -             144,760         -


CASH BONUS PLAN

     In 1997, the Company adopted the 1997 Incentive Compensation Plan (the "Bonus Plan") which provides for the payment of annual cash bonuses, in an amount up to 40% of the participant's base salary, if certain pre-established Company-based performance criteria are satisfied. All full-time employees of the Company are eligible to participate in the Bonus Plan if the Company achieves at least 80% of its targeted performance criteria, with the exception of the Chief Executive Officer whose bonus compensation is determined solely at the discretion of the Board of Directors. The bonuses are prorated based on the percentage of the targeted performance criteria achieved. The 1997 bonuses for Mr. Schuchardt and Mr. Bacon were paid pursuant to the Bonus Plan upon partial satisfaction of performance targets.

1997 STOCK OPTION GRANTS

     The following table sets forth certain information regarding options on the Company's common stock which were granted to Named Executive Officers in 1997:


                                        INDIVIDUAL GRANTS DURING 1997(a)                   POTENTIAL VALUE (b)
                            ----------------------------------------------------------  --------------------------
                              NUMBER OF     % OF TOTAL                                    REALIZABLE AT ASSUMED
                             SECURITIES       OPTION                                    ANNUAL RATES OF STOCK
                             UNDERLYING      GRANTS TO      EXERCISE/                     PRICE APPRECIATION FOR
                               OPTIONS       EMPLOYEES      BASE PRICE     EXPIRATION           OPTION TERM
                               GRANTED        IN 1997       PER SHARE        DATE              5%          10%
                            --------------------------------------------------------------------------------------
   C. Eugene Ennis........      100,000         15.9%         $11.00     07/22/2007        $691,784    $1,753,300
   Peter M. Duncan........      100,000         15.9%         $11.00     07/22/2007         691,784     1,753,300
   Douglas C. Nester......      100,000         15.9%         $11.00     07/22/2007         691,784     1,753,300
   Joseph Schuchardt III..       10,000          1.6%         $11.88     02/06/2007          74,681       189,280
   Robert J. Bacon, Jr....       10,000          1.6%         $11.88     02/06/2007          74,681       189,280


(a) The exercise price of options is the market price of the Company's common stock on the date of grant. The options vest at the rate of 25% per year over four years (annually for the first two years and monthly during the last two years). Stock options are eligible for accelerated vesting upon a change of control of the Company.

(b) These columns show the gains option holders could realize if the Company's common stock appreciates at annual rates of 5% and 10%, respectively. These growth rates are arbitrary assumptions specified by the Commission and do not represent the Company's predictions of future stock price performance.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     No stock options or stock appreciation rights were exercised by the Named Executive Officers during fiscal 1997. The following table sets forth information regarding the number and year-end value of unexercised options held at December 31, 1997, by each of the Named Executive Officers.


                                     AGGREGATE OPTION EXERCISES IN FISCAL 1997
                                      AND FISCAL 1997 YEAR-END OPTION VALUES
   ------------------------------------------------------------------------------------------------------------------
                                                                  NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                              SHARES         VALUE           UNEXERCISED OPTIONS AT     "IN-THE-MONEY" OPTIONS AT
                            ACQUIRED ON    REALIZED ON         DECEMBER 31, 1997             DECEMBER 31, 1997
   NAME                     EXERCISED (#)  EXERCISE ($)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE (1)
   ----                     -------------  ------------     -------------------------   -----------------------------
   C. Eugene Ennis.........       -             -              20,144      100,000     $  76,688      $       -
   Peter M. Duncan.........       -             -              20,144      100,000        76,688              -
   Douglas C. Nester.......       -             -              20,144      100,000        76,688              -
   Joseph Schuchardt III...       -             -             165,553       10,828       620,744         12,688
   Robert J. Bacon, Jr.....       -             -              83,928       70,832       278,482        216,597

-----------

(1) Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between the exercise price of the options and $4.00, the closing price for the Common Stock on December 31, 1997 on the Nasdaq National Market, multiplied by the applicable number of options.

STOCK OPTION PLAN

     In January 1994, the Company adopted the Stock Option Plan under which "non-qualified" stock options ("NQSOs") to acquire shares of Common Stock may be granted to directors of and consultants to the Company and incentive stock options ("ISOs") to acquire shares of Common Stock may be granted to employees and directors who are also employees of the Company.

     Currently, the Stock Option Plan provides for the issuance of up to a maximum of 2,004,937 shares of Common Stock and is administered by the Human Resources Committee. Under the Stock Option Plan, the option price of any ISO may not be less than the fair market value of a share of Common Stock on the date on which the option is granted. The option price of an NQSO may be less than the fair market value on the date the NQSO is granted if the Human Resources Committee so determines, but may not in any event be less than 85% of such fair market value. An ISO may not be granted to a "ten percent stockholder" (as such term is defined in Section 422A of the Internal Revenue Code of 1986, as amended) unless the exercise price is at least 110% of the fair market value of the Common Stock at the time of grant and the option must be exercised within five years. Options granted pursuant to the Stock Option Plan are evidenced by a written agreement executed by the Company and the grantee, containing the terms, provisions and conditions of the grant. Stock options may not be assigned or transferred during the lifetime of the holder except as may be required by law. The maximum term of each stock option is ten years from the date of grant.

     For options to qualify as ISOs, the aggregate fair market value, determined on the date of grant, of the shares with respect to which the ISOs are exercisable for the first time by the grantee during any calendar year may not exceed $100,000. Payment by option holders upon exercise of an option may be made (i) in cash, (ii) by tender to the Company of shares of the Company's stock owned by the optionee having a fair market value, as determined by the Human Resources Committee (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company), not less than the exercise price, (iii) by delivery of a promissory note made by the optionee in a form approved by the Company, (iv) by the assignment of the proceeds of a sale of some or all of the shares being acquired upon the exercise of the option, (v) by the withholding of shares being acquired upon exercise of the option bearing a fair market value, as determined by the Human Resources Committee (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company), not less than the exercise price, or (vi) by any combination thereof. The Human Resources Committee may at any time or from time to time grant options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price and/or which otherwise restrict the use of one or more forms of consideration. In addition, the Human Resources Committee, in its sole discretion, may authorize the surrender by an optionee of all or part of an unexercised stock option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Common Stock subject to such stock option and the aggregate option price of such Common Stock. In the Human Resources Committee's discretion, such payment may be made in cash, shares of Common Stock with a fair market value on the date of surrender equal to the payment amount or some combination thereof.

     The Stock Option Plan provides that outstanding options vest in their entirety and become exercisable in the event of certain mergers, consolidations or sales of all or substantially all of the assets of the Company, unless the successor corporation assumes such options. As of December 31, 1997, options to purchase 1,380,750 shares of Common Stock were outstanding under the Stock Option Plan at exercise prices ranging from $0.19 to $11.875 per share, with 611,778 option shares available for grant.

     During 1997, the Company filed with the Commission a Registration Statement on Form S-8 covering the shares of Common Stock issued pursuant to the Stock Option Plan and the shares of Common Stock underlying options granted under the Stock Option Plan.

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

     The Human Resources Committee of the Board of Directors oversees the compensation policies applicable to all employees of the Company, including its executive officers. The Human Resources Committee also has primary responsibility for administering stock-based compensation plans of the Company.

     The Company seeks to provide a compensation program which will allow it to attract and retain highly qualified and motivated employees. Its compensation program is also designed to enhance stockholder value by providing significant incentives for employees to achieve the Company's goals. The Company is striving to promote an entrepreneurial environment which encourages all employees to focus on the continuing long-term growth of the Company. Specifically, the compensation plan includes the following components:

     Base Salary. It is the goal of the Human Resources Committee that the primary element of compensation result from the achievement of performance-based objectives which contribute in a meaningful way to long-term stockholder value. However, the Company must also provide a base salary and employee benefits which are competitive with compensation offered by other oil and gas exploration companies similar to the Company. The Human Resources Committee expects that base salary will not exceed the average paid by the Company's peers.

     Incentive Compensation. The Company has annual incentive compensation programs, as described under "Executive Compensation - Cash Bonus Plan". During 1997, the Company did not achieve its targets for oil and gas production or additions to proved reserves. However, two officers, Mr. Schuchardt and Mr. Bacon, achieved in part Company performance targets for business development activities and were awarded bonuses for 1997.

     Stock Option Plan. The Stock Option Plan is a broad-based stock option plan covering all employees which is designed to motivate and retain employees and allow all employees to benefit from performance which enhances long-term stockholder value. All stock options granted to employees have exercise prices which equal the fair market value of the Common Stock on the date of grant and vest ratably over a period of four years. Accordingly, the options provide a significant incentive for superior long-term performance and continued retention of employees by the Company. For stock options awarded to executive officers during 1997, refer to the section "Stock Option Grants".

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As discussed above, the Company's compensation philosophy for all employees, including the Chief Executive Officer, is to provide a competitive base salary and incentive compensation based on the Company's performance. The base salary paid to Mr. Ennis in 1997 in his capacity as President and Chief Executive Officer was increased to $175,000 to reflect the added responsibilities of serving as the Chief Executive Officer of a public company. Mr. Ennis did not receive a bonus for 1997. The bonus for the Chief Executive Officer is discretionary under the Bonus Plan and reflects factors in addition to the objective performance measures in the Bonus Plan.

     Members of the Human Resources Committee:      Jon W. Bayless
                                                    C.D. Gray

                                PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Common Stock with the cumulative total return of (i) the Media General Industry Group Index No. 353, "Oil, Natural Gas Exploration" ("MG Group Index") and (ii) the NASDAQ Market Value Index from the first day of trading of the Common Stock, December 20, 1996 through March 31, 1998. The graph assumes that the value of an investment in the Common Stock and each index was $100 at December 20, 1996 and that any dividends were reinvested. Numerical values used for the quarter-end plot points in the graph are set forth in the table under the graph.

        Comparison of Cumulative Total Return for 3DX Technologies Inc.,
                     NASDAQ Market Index and MG Group Index

                                [GRAPH]



                        12/20/96   12/31/96    3/31/97   06/30/97   09/30/97   12/31/97   03/31/98
                        --------   --------    -------   --------   --------   --------   --------
3DX Technologies Inc.    100.00     100.00     100.00      90.91      82.39      36.36      16.76
NASDAQ Market Index      100.00     100.00      94.94     112.29     130.92     122.67     143.76
MG Group Index           100.00     100.00      90.99      96.20     113.17      99.74     102.71


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the Nasdaq National Market. Officers, directors and greater than 10% stockholders are required by the regulations of the Commission to furnish the Company with copies of all
Section 16(a) reports such persons file. Based solely on a review of copies of such reports received by it and written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1997 all filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with, except for one officer and one director who were late in filing Form 3, "Initial Statement of Beneficial Ownership", in connection with their respective appointments in 1997.

                        TRANSACTIONS WITH RELATED PARTIES

AGREEMENTS WITH LANDMARK

     Prior to the Company's initial public offering of common stock in December 1996, Landmark was the beneficial owner of greater than 5% of the issued and outstanding Common Stock and was considered a related party. In connection with its initial capitalization, the Company entered into a Technical Services Agreement with Landmark pursuant to which Landmark agreed to grant to the Company ongoing licenses to use Landmark software as Landmark first made such software available to its customers. In addition, the agreement provides for a strategic alliance between Landmark and the Company, which enables the Company to request, and requires Landmark to deliver, enhancements and modifications to existing Landmark software and, in certain instances, to develop new software for use in the Company's oil and gas exploration efforts. In exchange for such rights, the Company has agreed to serve as an alpha test site for software developed by Landmark. During 1997, 1996 and 1995, the Company purchased technical equipment and software, supplies and hardware maintenance from Landmark in the amounts of $645,109, $267,007 and $521,128, respectively, on terms substantially the same as other Landmark customers.

     In addition, the Company and Landmark were also parties to an informal arrangement pursuant to which the Company's employees participated in Landmark's medical insurance plan, life insurance plans and 401(k) employee savings plan. The Company reimburses Landmark for the costs of providing these benefits, together with an administrative fee. Effective January 1, 1998, the Company ceased to participate in this informal arrangement and established separate benefit plans exclusively for its employees.


PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent accountants to audit the books and records of the Company for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of such independent accountants for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the financial statements of the Company since 1994 and are experienced in the accounting procedures utilized in the oil and gas industry. The firm of Arthur Andersen LLP has advised the Company that neither it nor any of its members has any direct financial interest in the Company. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent accountant is not required by the Company's By-laws or otherwise. However, the Board of Directors is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent accountant at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

STOCKHOLDER VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting when a quorum is present is required to ratify the selection of Arthur Andersen LLP.

RECOMMENDATION OF THE BOARD

FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL 2.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by such proxies in the manner which the Board of Directors may recommend.

SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the 1999 Annual Meeting must be received by the Company no later than December 31, 1998 for inclusion in the proxy statement and form of proxy relating to that annual meeting.

ANNUAL REPORT

     A copy of the Company's 1997 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Stockholders not receiving a copy of such Annual Report may obtain a copy, without charge, by writing or calling Randall D. Keys, Vice President of Finance, 3DX Technologies Inc., 12012 Wickchester, Suite 250, Houston, Texas 77079, telephone (281) 579-3398.



                              By Order of the Board of Directors




April 29, 1998                Randall D. Keys
Houston, Texas                Vice President of Finance, Chief Financial Officer
                              and Secretary

                             3DX TECHNOLOGIES INC.
                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 5, 1998

     The undersigned hereby appoints John W. Bayless and C. Eugene Ennis, and each of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of common stock of 3DX Technologies Inc. (the "Company") held of record by the undersigned on April 15, 1998, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 12012 Wickchester, Suite 250, Houston, Texas 77079 at 11:00 a.m. on June 5, 1998, and at any adjournments or postponements thereof for the purposes identified below and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees, if any, of the named nominees for Director should the named nominees be unavailable to stand for election, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If the proxy is returned without discretion being given, this proxy will be voted FOR proposals 1 and 2.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1. Election of Directors. Nominees: Jon W. Bayless, C. Eugene Ennis, C.D. "Digger" Gray, Charles E. Edwards and Douglas C. Williamson

          For                                     Withhold
     All Nominees  [ ]                  Authority to Vote For All Nominees   [ ]
     Listed Above                               Listed Above

     (Instruction: To withhold the authority to vote for any individual nominee, write each nominee's name for whom authority to vote is being withheld in the space provided below.)

               -------------------------------------------------


2. Ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company for fiscal year ending December 31, 1998.

               For            Against             Abstain

               [ ]              [ ]                [ ]


             (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)

                                 [REVERSE SIDE]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF 3DX TECHNOLOGIES INC.



                                        Date:
                                             --------------

                                             --------------

                                        Date:
                                             --------------

                                             --------------

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE(S). If acting as attorney, executor, trustee or in other representative capacity, sign name and title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If held jointly, both parties must sign and date. PLEASE RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH HAS BEEN PROVIDED.